                                                                   Exhibit 12.1



                            PAYLESS SHOESOURCE, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         FOR THE LAST THREE FISCAL YEARS



                                  FEB. 03,    JAN. 30,    JAN. 31,
(THOUSANDS, EXCEPT PER SHARE)       2001       2000        1999
                                  ---------  ---------   ---------
Earnings Available for Fixed Charges:
------------------------------------
Pretax earnings before minority
 interest and extraordinary loss  $202,960   $226,991    $224,467

Fixed Charges (Interest expense
 plus interest component of rent)  105,054     81,501      72,234
                                  --------   --------    --------
                                  $308,014   $308,492    $296,701
                                  ========   ========    ========

Fixed Charges:
-------------
Gross interest expense            $ 29,316   $  8,412    $  1,876

Interest factor attributable
 to rent expense                    75,738     73,089      70,358
                                  --------   --------    --------
                                   105,054     81,501      72,234
                                  ========   ========    ========
Ratio of Earnings
 to Fixed Charges                 $    2.9   $    3.8    $    4.1
                                  ========   ========    ========
